Exhibit 99.1
Mikros Systems Corporation

January 27, 2010

Dear Shareholder:

As we begin the New Year, we want to take the opportunity to provide you with a preliminary business outlook for Mikros Systems Corporation in 2010.

Mikros is continuing efforts to position itself as a leading engineering and systems integration firm in the areas of electronics, communications, and wireless technologies. While some of our current work may have future commercial applicability, the defense and homeland security markets will continue to be our strategic focus.

We foresee steadily increasing revenues and predict a strong backlog by year-end. This will be accomplished by securing additional orders for our ADEPT® product, gaining additional R&D work from existing customers, and winning new business from the Small Business Innovative Research (SBIR) program and our growing industry partnerships.

Over the past year, our ADEPT product has gained widespread customer acceptance. In June 2009, we participated in the Navy’s annual Trident Warrior exercise which submits systems and products to rigorous testing in real time simulations.  Upon completion of the program, ADEPT earned the highest assessments. ADEPT’s proven ability to increase readiness and provide enhanced distance support capabilities should promote continued funding for procurement and development. We continue to work with the Navy to implement a multiple-year production and support contract, which could be awarded as soon as the first quarter of this year.

We were recently awarded a research and development contract from the Navy to assess vulnerability of tactical data links in the presence of hostile jammers. This contract extends previous development efforts and will result in a software application that could be integrated into various defense-wide mission planning initiatives.  We also are continuing our development work with the Navy in the area of shipboard wireless network planning, and recently completed a study of wireless network planning methodologies and applications for the Navy. This effort has extended our engineering knowledge and expertise and positions us well to secure future work on the Navy’s Consolidated Afloat Network and Enterprise Services (CANES) Program.

Mikros continues to work with Ericsson Federal in the areas of emergency cellular communications. We are jointly marketing Ericsson technologies to defense and homeland security customers, and see a strong interest from entities like the National Guard. The Navy and first responder communities are other markets we are exploring.  We intend to provide engineering support, logistics and training to Ericsson customers in the Federal marketplace.

Our partner Ocean Power Technologies (OPT) recently won a contract for research and development of PowerBuoy® technologies in support of a littoral vessel tracking system. We have a strong business relationship with OPT and are a subcontractor on this contract, providing engineering and systems integration support. We are also marketing OPT PowerBuoy technologies for other defense-related applications, and expect to see increased opportunities in this area over the next couple of years.

We continue to expand our stakeholder communications and marketing activities. In 2009, we released over 50% more press releases than in previous years.  A planned update of our website will be completed by April of this year.  We also plan to investigate other avenues for improving communications and advancing Mikros’ visibility within the investment community.

The Mikros team has worked very hard this past year advancing the opportunities in front of us.  Although we experienced significant contracting delays in 2009, we continue to maintain current operations without incurring debt.  We see positive things on the horizon and anticipate a great 2010. All of us at Mikros Systems Corporation wish everyone a happy and prosperous New Year.

Sincerely,
/s/ Tom Meaney
Tom Meaney
President and CEO

Important Information about Forward-Looking Statements:

All statements in this letter other than statements of historical facts are forward-looking statements which contain our current expectations about our future results.   We have attempted to identify any forward-looking statements by using words such as "anticipates," "believes," "could," "expects," "intends," "may," "should" and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company's actual results, events or financial positions to differ materially from those included within the forward-looking statements. Such factors include, but are not limited to, changes in business conditions, changes in our sales strategy and product development plans, decline in or a redirection of the U.S. defense budget, continued services of our executive management team, our limited marketing experience, competition between us and other companies seeking SBIR grants, market acceptance of our products under development, delays in the development of products, statements of assumption underlying any of the foregoing, and other factors disclosed in our annual report on Form 10-K for the year ended December 31, 2008 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date hereof.

Commerce Drive, Suite 300, Fort Washington, PA  19034-2411
Tel:  215-371-3913 • Fax:  215-371-2820
www.mikros.us

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